Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	05-08
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2005 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA – April 28, 2005 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported that the Partnership’s net income for the first quarter of 2005 was $23.2 million, an increase of 15.4 percent over net income of $20.1 million in the first quarter of 2004.  On a per unit basis, net income was $0.66 during the first quarter of 2005 as compared with $0.69 last year and reflects the issuance of 5,500,000 LP units in a public offering in October 2004 and 1,100,000 LP units in February 2005.

Revenue in the first quarter of 2005 was $95.9 million compared with revenue of $71.8 million in the same quarter in 2004.  Operating income in the first quarter of 2005 was $37.5 million, a 33.5 percent increase compared with operating income of $28.1 million in the first quarter of 2004.  Pipeline volumes in the first quarter of 2005 were 1,321,200 barrels per day, a 13.4 percent increase over pipeline volumes of 1,165,000 barrels per day in the first quarter of 2004.  Costs and expenses in the first quarter 2005 were $58.4 million compared to $43.7 million in the first quarter 2004.  All of the foregoing financial results reflect the Partnership’s acquisition in October, 2004 of certain pipelines and terminals from affiliates of Shell Oil Products US (“Shell”), including one-time transition expenses of $0.9 million incurred in the first quarter 2005.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.700 per unit payable May 31, 2005, to unitholders of record on May 9, 2005.  This cash distribution represents a quarterly increase in the

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quarterly distribution of $0.0125 per limited partnership unit to an indicated annual cash distribution level of $2.80.  This is the 73rd consecutive quarterly cash distribution paid by the Partnership.

“We are pleased to announce excellent earnings for the first quarter of 2005,” said William H. Shea, Jr., President and Chief Executive Officer of the general partner.  “The strength of our earnings in the first quarter was driven by increases in revenue associated with our core pipeline and terminal operations as well as significant contributions from the assets we acquired in October, 2004 from affiliates of Shell.  These strong financial results support our announcement of another increase in our cash distribution to LP unitholders from $2.75 per LP unit to $2.80 per LP unit on an annualized basis.  We look forward to continued progress throughout the balance of the year.  In addition, we expect to close our previously announced acquisition of certain pipelines and terminals from affiliates of Exxon Mobil Corporation in the second quarter of 2005.”

Buckeye will host the 2005 first quarter conference call on Friday, April 29, at 11:00 a.m. Eastern Time.  Interested parties may listen via the Internet, on either a live or replay basis at:
http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=1054548.  A replay will also be available from April 29, 2005 to May 6, 2005 by dialing (800) 642-1687 Code: 5585622.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,500 miles of pipeline serving 13 states.  The Partnership also owns and operates 38 refined petroleum products terminals with an aggregate storage capacity of approximately 15.4 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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BUCKEYE PARTNERS, L.P.

CONDENSED STATEMENT OF INCOME

(In Millions, Except Per Unit Amounts)

	Three Months Ended March 31
	2005	2004

Revenue	$95.9	$71.8
Costs and Expenses
Operating expenses	45.5	34.4
Depreciation and amortization	8.5	5.8
General and administrative	4.4	3.5
Total costs and expenses	58.4	43.7

Operating Income	37.5	28.1

Other income (expenses)
Investment income	1.4	1.4
Interest and debt expense	(10.1)	(5.3)
General partner incentive compensation	(4.6)	(3.2)
Minority interest and other	(1.0)	(0.9)
Total other income (expenses)	(14.3)	(8.0)

Net Income	$23.2	$20.1

Net Income per unit	$0.66	$0.69

Average Number of units	35.2	29.0

Pipeline Operating Data

Volume (thousand barrels / day)	1,321.2	1,165.0

Barrel-miles (billions)	15.0	13.0

Average tariff rate (cents / barrel)	54.2	55.3

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